Exhibit 10.4

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Guidelines for Long-Term Incentive Performance Share Rights Awards

Document Contents:

SECTION 1: PURPOSE
SECTION 2: SCOPE
SECTION 3: ELIGIBILITY FOR AWARDS AND PAYOUTS
NEW HIRE AND PROMOTION AWARDS (NEW EQUITY PLAN PARTICIPANTS)
PROMOTION AWARDS FOR ACTIVE EQUITY PLAN PARTICIPANTS (EQUITY TO EQUITY)
PAYOUT ELIGIBILITY
SECTION 4: PAYOUT CALCULATION OF PSR AWARDS
SECTION 5: TERMINATION OF EMPLOYMENT OR PLAN PARTICIPATION
SECTION 6: ADDITIONAL RULES
SECTION 7: TRANSITION PERIOD
SECTION 8: QUALIFIED PERFORMANCE BASED AWARDS

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Guidelines for Long-Term Incentive Performance Share Rights Awards

Section 1: Purpose

Family Dollar Stores, Inc. (the “Company”) maintains for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. These Guidelines for Long-Term Incentive Performance Share Rights Awards (the “Guidelines”) are intended to implement the Plan by providing eligible Associates of the Company with an opportunity to participate in the Company’s success by earning long-term incentive compensation awards in the form of shares of Company Stock (“Common Stock”) within the framework of the Plan (the “Performance Share Rights Awards” or the “Awards”), and as further described in these Guidelines.

These Guidelines are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof.  Specifically, these Guidelines provide for the grant of Performance Share Rights Awards under Article 9 of the Plan and, with respect to Associates in the position of Vice President or above, the grant of Qualified Performance-Based Awards under Article 14 of the Plan.  Unless otherwise provided herein, capitalized terms used in these Guidelines will have the meaning given such terms in the Plan.  If there is any conflict between these Guidelines and the Plan, the terms and provisions of the Plan shall control.

Section 2: Scope

The Guidelines cover Associates who are eligible for participation in the Plan under these Guidelines and are selected by the Committee for Performance Share Rights Awards identified in Section 1 above.  Awards under these Guidelines cover three (3) year performance periods relating to such Awards which generally track the Company’s fiscal (not calendar) year that is the 12-month period that generally runs from approximately September 1st to August 31st. (The “Performance Period”).  The actual dates for the fiscal year are determined and announced by the Company at the beginning of each fiscal year.  See Section 7 below regarding transition periods.

Section 3: Eligibility for Awards and Payouts

The Compensation Committee of the Board (the “Committee”) and/or management of the Company will determine annually which Associates are eligible to receive Performance Share Rights Awards under these Guidelines.  Participants are selected no later than 90 days following the beginning of each performance period or upon employment with the Company or promotion.  Annual Performance Share Rights Awards under these Guidelines will result in overlapping performance periods.  Additional eligibility requirements are as follows:

New Hire and Promotion Awards (New Equity Plan Participants)

•                  An Associate who becomes eligible for a Performance Share Rights Award under these Guidelines after the beginning of a performance period, either because the Associate is newly hired or is promoted into a position covered by these Guidelines, will be granted an Award computed in accordance with these Guidelines.  The dollar value of an Award for the performance period beginning in the year in which the Associate is hired or promoted will be established based upon the Associate’s position and prorated for the number of months remaining (rounded up to the next full month for any partial month of service) in the fiscal year of the Associate’s hire or promotion (the “base line year”).  The dollar value of the base line year Award will be prorated by a fraction, the numerator of which is the number of calendar months remaining in the performance period at the date of hire or promotion (rounded up to the next full month for any partial month of service), and the denominator of which is the total number of calendar months in the performance period for any performance periods beginning prior to the year of hire or promotion. The dollar amounts so awarded shall be converted into Performance Share Rights based on the fair value of the Performance Share Rights, as established from time to time by the Company.  Payments of all such Awards shall be subject to Company performance as outlined in Section 4 below.

Promotion Awards for Active Equity Plan Participants (Equity to Equity)

•                                          An Associate covered by these Guidelines who has a job change that results in a higher Performance Share Rights Award will have their Award for all pending performance periods as of the date of the job change adjusted upward on a pro rata basis. The additional equity award will be calculated as the difference between the full year Award for the new position and the actual Award for the old position for each relevant performance period, prorated for the time in the new position. Payments of all such Awards will be subject to Company performance as outlined in section 4 below.

Payout Eligibility

•                                          An Associate must be classified as a regular full-time employee during the entire performance period for which an Award is being made and at the time of the actual issuance of the Common Stock pursuant to the Performance Shares Rights Award in order to be issued Common Stock pursuant to an Award.

•                                          An Associate on leave of absence, regardless of type, will be issued Common Stock pursuant to a Performance Share Rights Award only upon return to regular, full time work/active status.  An associate who is on an approved family medical leave or approved military leave will be issued Common Stock pursuant to such Award at the time such shares are issued even if the associate has not returned to regular, full time work/active status at that time.

•                                          The Company will not issue common stock pursuant to the Performance Share Rights Award for any performance period if the associate’s most recent annual performance rating is Unsatisfactory/Does Not Meet Expectations.

•                                          These Guidelines do not in any manner restrict the right of the Company or the Associate to terminate employment at any time, for any reason, with or without cause.  See Section 5 below for further information on the consequences of termination of employment during a pending performance period.

Section 4: Payout Calculation of PSR Awards

At the time an Associate is selected for an Award under these Guidelines for a particular performance period, the Associate will be assigned a “target” number of shares of Common Stock to be earned if the Company’s performance level is at the 50% level in comparison to the peer group (as set forth below) for the performance period.  “Target” is defined as the actual number of shares approved and awarded. Each performance period is a three (3) year period, and any payout is based on cumulative yearly performance over the 3 years covered.  The Award will be expressed as a number of Performance Share Rights and will be evidenced by an Award Certificate consistent with the provisions of the Plan.  The actual payout for the performance period, if any, will be determined as a percentage of the target Award payout depending on Company performance.

•                                          Company performance for each performance period will be based equally upon (i) the Company’s average annual return on equity (“ROE”) for each fiscal year during the performance period and (ii) the Company’s pre-tax net income growth rate over the performance period, compounded annually.  For purposes of these Guidelines, ROE will be calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total shareholders’ equity.

•                                          Actual Company performance for each criteria above at the end of the relevant performance period is then measured against the performance of a peer group of companies selected prior to, or within 90 days after the beginning of, the performance period.  The Award levels for the relevant performance period will be adjusted at the end of the performance period to reflect the Company’s performance relative to the peer group.  Any such adjustment will generally range from 0% (i.e., no payout for the performance period) to 200% of the target Award per the following chart (with linear interpolation between the thresholds set forth below):

Performance Against Performance Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

•                                          In addition, under relevant provisions of the Plan, the determination of ROE and net-income-growth and the peer group of companies for the relevant performance period may be further adjusted, collectively or individually, to reflect extraordinary events or circumstances affecting the Company or its business, or any of the companies included in the peer group, which render any such goals or peer group selection unsuitable.

•                                          These Guidelines do not in any manner restrict the right of the Company to modify performance measures, targets, cycles, or any other term or condition of these Guidelines, as the Company deems it necessary or appropriate, subject to the terms of the Plan.

Section 5: Termination of Employment or Plan Participation

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Associate whose employment with the Company terminates.

•                                          In the event of a termination of an Associate’s employment, either (i) as a result of the Associate’s death, Disability or Retirement (as defined by Article 2, section 3.1 (ll) of the Incentive Plan) or (ii) by the Company without Cause, payments with respect to any outstanding Performance Share Rights Awards will be based on actual Company performance (Percent of Award Adjustment) from the 3 year performance period immediately preceding the date of termination.  Common stock issued pursuant to the Performance Share Rights will be paid on a pro-rata basis based on the actual number of months worked in each relevant performance period.  The pro ration will be determined by multiplying the number of Performance Shares Rights to which the Associate would have been entitled based on Company performance by a fraction the numerator of which is the number of calendar months in the performance period of the Associate’s actual employment with the Company (including the full calendar month in which the Associate’s employment terminated) and the denominator of which is the total number of calendar months in the performance period. Payments under this paragraph will be made as soon as administratively convenient following the termination of the Associate’s employment.

•                                          In the case of death or Disability, individual performance of the Associate will be ignored.  In either event, payments under this paragraph shall be made as soon as administratively convenient after termination of employment.

•                                          In the event of termination of an Associate’s employment with the Company before the end of any relevant performance period or the actual issuance by the Company of Common Stock pursuant to the Performance Share Rights Award, either (i) by the Company for Cause, or (ii) by the Associate for any reason (other than death, Disability or Retirement), any outstanding Awards for all relevant performance periods will be immediately forfeited.

•                                          In the event that an active Associate leaves the Plan for any reason but remains employed by the company, the Associate’s Performance Share rights will be paid on a pro-rata basis based on the actual number of months worked in each relevant performance period, including the full calendar month in which the Associate’s plan participation ended. Payments will be made during the same cycle as active plan participants and will be subject to the Company performance criteria outlined in section 4 of this document.

Section 6: Additional Rules

•                                          All payments under these Guidelines are considered supplemental pay and will be taxed as such.  Appropriate withholding and deductions will be taken from such payments.  In accordance with the Plan, the Company may require tax withholding to be satisfied through withholding of shares of Common Stock otherwise payable under the Award.

•                                          These Guidelines cannot be changed or modified by a verbal communication or course of dealing but only by a written communication signed by the Chairman, Vice Chairman, and/or the Chief Executive Officer (“CEO”) of the Company or any officer designated by one of them.

•                                          Payouts earned under these Guidelines are expected to be paid as soon as administratively convenient following the end of the relevant performance period in the form of one (1) share of the Company’s Common Stock for each whole Performance Share Right that is payable under the Plan and these Guidelines, rounded up to the next whole share. Notwithstanding the foregoing, the Company may permit recipients of Awards to elect to defer receipt of payment of such Awards under such terms and conditions as the Company may prescribe.

•                                          In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by the Company (but subject to the Plan provisions relating to Qualified Performance-Based Awards), the Committee, the Chairman, Vice Chairman and/or the CEO of the Company reserves the right to alter, amend, or terminate these Guidelines and any Awards hereunder.

•                                          The Chairman of the Company will make all final decisions, rulings and interpretations under these Guidelines (subject to the Plan provisions relating to Qualified Performance-Based Awards, which may require action by the Committee).  By participating in the Plan under these Guidelines, each Associate agrees that such decisions, rulings and interpretations will be final and that each Associate will be bound by them.  Each Associate further agrees that if and when any circumstances arise relating to these Guidelines, which are not covered by this description of the Plan, the Associate will be bound by the final decision, ruling or interpretation of the Chairman.

Section 7: Transition Period

•                                          In addition to Performance Share Rights Awards made under these Guidelines for multiple year periods, during the Company’s 2006 and 2007 fiscal years, Performance Share Rights Awards will be made to Associates participating in the Plan under these Guidelines for each of the 2006 and 2007 fiscal years based upon the Company’s performance in each of such fiscal years as set forth in Section 4 above.   An Associate who is hired or is promoted into a position eligible to receive a Performance Share Rights Award under the Plan during 2006 or 2007 will be eligible to receive a prorated Performance Share Rights Award which is otherwise computed in the manner set forth in Section 3 above.

Section 8: Qualified Performance Based Awards

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Associate who is a vice president or above at the time the Awards are established under these Guidelines.  Awards under this Section 8 are intended to satisfy the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan.  Please refer to the Plan document for further information.

•                                          All determinations under these Guidelines will be made by the Committee which, pursuant to Section 4.1 of the Plan, will consist of all the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

•                                          The Committee will establish within 90 days after the beginning of each performance period the target Award payout for each Associate covered by this Section 8, the peer group of companies and potential payout adjustments relating thereto for the relevant performance period.

•                                          Notwithstanding the foregoing, the Committee will adjust ROE and net-income-growth, the peer group of companies and potential payout adjustments relating thereto for the relevant performance period, collectively or individually, with respect to each Associate covered by this Section 8 to adequately reflect the occurrence, during the performance period, of any of the events described in Sections 14.2 and 14.4 of the Plan.

•                                          Payment of any Award under these Guidelines to any Associate covered by this Section 8 is conditioned upon the written certification of the Committee that the performance goals and any other material conditions applicable to such Award were satisfied.

•                                          The Committee will retain the discretion to decrease, but not increase, the Award otherwise payable to any Associate covered by this Section 8 in accordance with the applicable performance formula described above.  In no event will the Award otherwise payable to any Associate covered by this Section 8 in accordance with the applicable performance formula described above exceed 1,000,000 shares of Company Stock.

•                                          Consistent with Section 1 above, payment of any Award under these Guidelines to any Associate covered by this Section 8 is conditioned upon the Plan having been previously approved by the shareholders of the Company.

Adopted:	September 28, 2005
Amended:	January 19, 2006; March 27, 2007